Exhibit 10.55

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, dated as of [—], between Lazard Ltd, a Bermuda exempted company (the “Company”), on behalf of its applicable Affiliate (as defined under the definitional rules of Section 1(a) below), and [—] (the “Employee”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived here from, the parties hereto agree as follows:

1. Grant and Vesting of Restricted Stock.

(a) Subject to the provisions of this Agreement and to the provisions of the Company’s 2008 Incentive Compensation Plan (the “Plan”) (all capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan), the Company, on behalf of its applicable Affiliate, shall grant to the Employee, as of [—] (the “Grant Date”), [—] shares of Lazard Ltd Class A Common Stock (“Shares”) that shall be subject to certain transfer restrictions, forfeiture provisions and other terms and conditions specified herein and in the Plan (the “Restricted Stock”).

(b) Subject to the terms and conditions of this Agreement and to the provisions of the Plan, the Restricted Stock shall vest and no longer be subject to any restriction (such period during which restrictions apply to the Restricted Stock is the “Restriction Period”) on [—] (the “Vesting Date”).

(c) In the event that the Employee incurs a Termination of Employment during the Restriction Period for any reason not set forth in Section 1(d), all Restricted Stock shall be forfeited by the Employee effective immediately upon such Termination of Employment

(d)(i) In the event that the Employee incurs a Termination of Employment during the Restriction Period due to the Employee’s Disability or due to a Termination of Employment by the Company other than for Cause (each, a “Qualifying Termination”), subject to Section 1(e), all Restricted Stock shall remain outstanding and continue to vest on the Vesting Date.

(ii) In the event that the Employee incurs a Termination of Employment during the Restriction Period due to the Employee’s death or, subject to Section 1(e), dies during the Restriction Period subsequent to a Termination of Employment described in the preceding sentence, all Restricted Stock shall immediately vest.

(e) In the event that the Employee violates any of the provisions of Appendix A, which is incorporated herein by reference, all outstanding Restricted Stock shall be forfeited and canceled.

(f) Notwithstanding the foregoing, in the event of a Change in Control, all outstanding Restricted Stock shall automatically vest as of the date of such Change in Control.

2. Delivery of Restricted Stock.

The Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate or book entry credit issued or entered in respect of the Restricted Stock shall be registered in the name of the Employee and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Lazard Ltd 2008 Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of Lazard Ltd.”

The Committee is likely to require that the certificates or book entry credits evidencing title of such Restricted Stock be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of receiving the Restricted Stock, the Employee shall have delivered to the Company a stock power, endorsed in blank, relating to such Restricted Stock. If and when the Vesting Date occurs with respect to the Restricted Stock, or the Restricted Stock otherwise becomes vested in accordance with Section 1(d)(ii) or 1(f), provided that the Restricted Stock has not been forfeited pursuant to Section 1(c) or 1(e), the legend set forth above shall be removed from the certificates or book entry credits evidencing such Shares. Notwithstanding the foregoing, the Company shall be entitled to hold the Restricted Stock until the Company shall have received from the Employee a duly executed Form W-9 or W-8, as applicable.

3. Nontransferability of the Restricted Stock.

Except as set forth in Sections 1(d)(ii) and 1(f) above, all Restricted Stock shall remain subject to the restrictions set forth in this Agreement, including the forfeiture provisions set forth in Sections 1(c) and 1(e), until the Vesting Date. Prior to the Vesting Date, the Restricted Stock shall not be transferable by the Employee, and neither the Employee nor its creditors shall have the right to subject the Restricted Stock to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction.

4. Dividend Equivalents; Voting Rights.

If the Company declares and pays ordinary quarterly cash dividends on Shares during the Restriction Period, the Employee shall be credited with cash, which shall be held by the Company or an escrow agent that is designated by the Company and shall vest concurrently with the underlying Restricted Stock (it being understood that the provisions of this sentence shall not apply to any extraordinary dividends or distributions). The Employee shall have, with respect to the Restricted Stock, the same right to vote the Shares as a shareholder of Shares.

5. Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by an Employee in connection with the Restricted Stock, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

6. Section 83(b) Election.

The Employee agrees that the Employee will make an election to be taxed immediately on the value of the Restricted Stock (calculated without regard to the restrictions) on the Grant Date. In order to do so, the Employee must file an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury Regulations thereunder with respect to the Restricted Stock within 30 days following the Grant Date. The Employee agrees that any such Section 83(b) election will apply to all Restricted Stock that the Employee receives pursuant to this Agreement. The Employee further agrees that the Employee will provide a copy of such Section 83(b) election to the Company not later than ten (10) days after filing the election with the Internal Revenue Service or other governmental authority. The Company has made no recommendation to the Employee with respect to the advisability of making the Section 83(b) election. The Employee acknowledges that it is the Employee’s sole responsibility to seek advice regarding Section 83(b) of the Code and to determine the effect of making such election. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Company allow the Employee to sell any portion of the Restricted Stock in order to enable the Employee to pay any taxes that the Employee is required to pay as a result of making a Section 83(b) election.

7. Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Nothing in this Agreement or the Plan shall confer upon the Employee any right to employment by the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time.

8. Laws Applicable to Construction; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America), without regard to principles of conflict of laws which could cause the application of the law of any jurisdiction other than the State of New York. In addition to the terms and conditions set forth in this Agreement and Appendix A, the Restricted Stock is subject to the terms and conditions of the Plan, which is hereby incorporated by reference. By signing this Agreement, the Employee agrees to and is bound by the Plan and the restrictive covenants set forth in Appendix A.

(b) Any controversy or claim between the Employee and the Company or its Affiliates arising out of or relating to or concerning the provisions of this Agreement or the Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the Financial Industry Regulatory Authority (“FINRA”) or, if FINRA declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

(c) The Employee and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City of New York over any suit, action, or proceeding arising out of relating to or concerning this Agreement or the Plan that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 8(b). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Employee and the Company acknowledge that the forum designated by this Section 8(c) has a reasonable relation to this Agreement, and to the Employee’s relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company or the Employee from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 8(a), 8(b), or this Section 8(c). The agreement of the Employee and the Company as to forum is independent of the law that may be applied in the action, and the Employee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Employee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Employee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 8(c). The Employee and the Company undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 8(c), or, to the extent applicable, Section 8(b). The Employee and the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Employee and the Company.

9. Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

10. Amendment.

Any modification, amendment or waiver to this Agreement that shall materially impair the rights of the Employee with respect to the Restricted Stock shall require an instrument in writing to be signed by both parties hereto, except such a modification, amendment or waiver made to cause the Plan or the Restricted Stock to comply with applicable law, tax rules, stock exchange rules or accounting rules and which is made to similarly situated employees. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

11. Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

12. Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on behalf of its applicable Affiliate by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

LAZARD LTD

By:
Name:
Title:

NAME OF EMPLOYEE

Appendix A

Restrictive Covenants

The Employee acknowledges that the grant of the Restricted Stock pursuant to the Restricted Stock Agreement (the “Agreement”) confers a substantial benefit upon the Employee, and agrees to the following covenants, which are designed, among other things, to protect the interests of the Company and its Affiliates (collectively, the “Firm”) in confidential and proprietary information, trade secrets, customer and employee relationships, orderly transition of responsibilities, and other legitimate business interests. The Employee acknowledges that, pursuant to Section 1(e) of the Agreement, all outstanding Restricted Stock will be forfeited upon a violation by the Employee of the following covenants:

(a) Confidential Information. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment) disclose or use for the Employee’s own benefit or purposes or the benefit or purposes of any other person, corporation or other business organization or entity, other than the Firm, any trade secrets, information, data, or other confidential or proprietary information relating to the customers, developments, programs, plans or business and affairs of the Firm, provided that the foregoing shall not apply to information that is not unique to the Firm or that is generally known to the industry or the public other than as a result of the Employee’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal (provided that the Employee shall provide the Firm prior written notice of any such required disclosure). The Employee agrees that upon the Employee’s Termination of Employment, the Employee or, in the event of the Employee’s death, the Employee’s heirs or estate at the request of the Firm, shall return to the Firm immediately all books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Employee and the Firm shall be subject to the terms of this Paragraph (a), except that the Employee may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Employee’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that such persons agree not to disclose any such information).

(b) Non-Competition. The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Employee further acknowledges that the Employee has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Employee further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and shall continue to invest substantial time, effort and expense. The Employee agrees that while employed by the Firm and thereafter until the later of (i) three months after the Employee’s date of Termination of Employment for any reason other than a termination by the Firm without Cause or (ii) one month after the date of the Employee’s Termination of Employment by the Firm without Cause (in either case, the date of any such Termination of Employment, the “Date of Termination,” and such period, the “Noncompete Restriction Period”), the Employee shall not, directly or indirectly, on the

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Employee’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this Appendix, “Competitive Enterprise” shall mean a business (or business unit) that (x) engages in any activity or (y) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity that is similar to an activity in which the Firm is engaged up to and including the Employee’s Date of Termination. Notwithstanding anything in this Appendix, the Employee shall not be considered to be in violation of this Appendix solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Employee’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise). The Employee acknowledges that the Firm is engaged in business throughout the world. Accordingly, and in view of the nature of the Employee’s position and responsibilities, the Employee agrees that the provisions of this Paragraph (b) shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Firm may be engaged in business while the Employee is providing services to the Firm.

(c) Nonsolicitation of Clients. The Employee hereby agrees that during the Noncompete Restriction Period, the Employee shall not, in any manner, directly or indirectly, (i) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, to the extent the Employee is soliciting a Client to provide them with services the performance of which would violate Paragraph (b) above if such services were provided by the Employee, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of this Appendix, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Firm to whom the Employee provided services, or for whom the Employee transacted business, or whose identity became known to the Employee in connection with the Employee’s relationship with or employment by the Firm, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

(d) No Hire of Employees. The Employee hereby agrees that while employed by the Firm and thereafter until six months after the date of the Termination of Employment for any reason (the “No Hire Restriction Period”), the Employee shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above (including, without limitation, managing directors), officer or agent of the Firm to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Firm or to terminate his or her relationship, contractual or otherwise, with the Firm, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Firm.

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(e) Nondisparagement. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment), and shall instruct the Employee’s spouse, domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Employee breached such obligation to instruct, the Firm shall bear the burden of demonstrating that the Employee breached such obligation) not to, make any comments or statements to the press, employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person, if such comment or statement is disparaging to the Firm, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law.

(f) Notice of Termination Required. The Employee agrees to provide three months’ written notice to the Firm prior to the Employee’s Termination of Employment. The Employee hereby agrees that, if, during the three-month period after the Employee has provided notice of termination to the Firm or prior thereto, the Employee enters (or has entered into) a written agreement to provide services or perform activities for a Competitive Enterprise that would violate Paragraph (b) if performed during the Noncompete Restriction Period, such action shall be deemed a violation of this Paragraph (f).

(g) Covenants Generally. The Employee’s covenants as set forth in this Appendix are referred to herein as the “Covenants.” If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Employee hereby agrees that prior to accepting employment with any other person or entity during his period of service with the Firm or during the Noncompete Restriction Period or the No Hire Restriction Period, the Employee shall provide such prospective employer with written notice of the provisions of this Appendix, with a copy of such notice delivered no later than the date of the Employee’s commencement of such employment with such prospective employer, to the General Counsel of the Company. The Employee acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Firm, (iii) impose no undue hardship on the Employee and (iv) are not injurious to the public. The Employee acknowledges and agrees that the Employee’s breach of the Covenants will cause the Firm irreparable harm, which cannot be adequately compensated by money damages. The Employee further acknowledges that the Covenants and notice period requirements set forth herein shall operate independently of, and not instead of, any other restrictive covenants or notice period requirements to which the Employee is subject pursuant to other plans and agreements involving the Firm.

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